                                                                      Exhibit 99

Contact:  Robert W. Krick                        For Release:  November 19, 2003
          610-337-1000, Ext. 3141                              Immediate


AMERIGAS PARTNERS REPORTS RECORD 2003 RESULTS

VALLEY FORGE, PA., November 19 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the Partnership of $72.0 million, or $1.42 per limited partner unit for the fiscal year ended September 30, 2003 compared to $55.4 million or $1.12 per limited partner unit for fiscal year 2002. Average diluted limited partner units outstanding increased 2.9% over the prior year. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) of $234.4 million for fiscal 2003 were significantly higher than the $209.6 million recorded in fiscal 2002. As previously announced, AmeriGas incurred $3.8 million of costs associated with a realignment of its management structure and a $3.0 million loss on extinguishment of debt associated with a refinancing during fiscal 2003. Weather was essentially normal in fiscal 2003 compared to 10% warmer than normal in fiscal 2002 according to information published by the National Oceanic and Atmospheric Administration.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, "The return of normal weather demonstrated the earnings power of an AmeriGas built on internal growth, quality acquisitions and attention to customer satisfaction. During the year we made significant progress in growing our retail customer base, expanding our strategic accounts program, adding over 2,000 new PPX(R) cylinder exchange outlets and acquiring several high quality regional marketers."

Retail propane sales volumes in fiscal 2003 were nearly 1.1 billion gallons, up 9% compared to 987.5 million gallons in the prior year, principally as a result of colder weather and partially reduced by the effects of price-induced customer conservation and continued economic weakness. Revenues increased to $1.63 billion in fiscal 2003 from $1.31 billion in the prior-year period as a result of higher volumes sold and higher selling prices reflecting higher propane product costs. Operating expenses increased principally as a result of higher distribution costs related to higher volumes delivered, higher medical and general insurance, higher incentive compensation and higher uncollectible accounts.

                                    --MORE--

AMERIGAS PARTNERS REPORTS RECORD 2003 RESULTS                          PAGE 2


For the fourth quarter of fiscal 2003, the Partnership recorded a seasonal net loss of $31.4 million or $0.59 per limited partner unit compared with a net loss of $35.1 million, or $0.70 per limited partner unit for the year-earlier period. Retail volumes sold in the quarter were 174.9 million gallons versus 161.3 million gallons in last year's fourth quarter. EBITDA for the period increased to $10.5 million from $3.2 million in the prior-year quarter on higher total margin from higher volumes sold partially offset by an increase in operating expenses. Revenue for the quarter totaled $270.7 million versus $221.9 million in the prior-year quarter principally due to higher unit sales at higher selling prices reflecting higher propane product costs.

AmeriGas Partners is the nation's largest retail propane marketer, serving nearly 1.3 million customers from over 700 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 48% of the Partnership and individual unitholders own the remaining 52%.

AmeriGas Partners, L.P. will host its fourth quarter FY 2003 earnings conference call on Wednesday, November 19, 2003, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode #778835 (International replay 719/457-0820, passcode #778835) through November 24, 2003.

The financial table appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/APU/4Q03FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read the Partnership's 2002 Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, the capacity to transport propane to our market areas and regional economic conditions. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at HTTP://WWW.AMERIGAS.COM.

AP-12                             ###                          11/19/03

                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                               REPORT OF EARNINGS
           (Thousands, except per unit and where otherwise indicated)
                                   (Unaudited)


                                                          Three Months Ended                Twelve Months Ended
                                                              September 30,                    September 30,
                                                      ---------------------------       -----------------------------
                                                        2003            2002 (a)            2003            2002 (a)
                                                      ---------       -----------       -----------       -----------
Revenues:
       Propane                                        $ 239,141       $   193,323       $ 1,502,564       $ 1,191,649
       Other                                             31,570            28,581           125,860           116,231
                                                      ---------       -----------       -----------       -----------
                                                        270,711           221,904         1,628,424         1,307,880
                                                      ---------       -----------       -----------       -----------

Costs and expenses:
       Cost of sales - propane                          133,625            99,572           856,883           605,695
       Cost of sales - other                             14,736            11,681            53,452            47,383
       Operating and administrative expenses (b)        114,429           109,479           488,434           447,809
       Depreciation                                      18,597            16,018            70,423            61,993
       Amortization                                       1,215               780             4,202             4,111
       Other (income), net                               (2,387)           (1,773)           (8,960)           (4,403)
                                                      ---------       -----------       -----------       -----------
                                                        280,215           235,757         1,464,434         1,162,588
                                                      ---------       -----------       -----------       -----------
Operating income (loss)                                  (9,504)          (13,853)          163,990           145,292
Loss on extinguishments of debt                              --                --            (3,023)             (752)
Interest expense                                        (21,144)          (21,298)          (87,195)          (87,839)
                                                      ---------       -----------       -----------       -----------
Income (loss) before income taxes                       (30,648)          (35,151)           73,772            56,701
Income tax expense                                         (991)             (192)             (586)             (340)
Minority interests                                          223               268            (1,228)             (995)
                                                      ---------       -----------       -----------       -----------
Net income (loss)                                     $ (31,416)      $   (35,075)      $    71,958       $    55,366
                                                      =========       ===========       ===========       ===========
General partner's interest in net income (loss)       $    (314)      $      (350)      $       720       $       554
                                                      =========       ===========       ===========       ===========
Limited partners' interest in net income (loss)       $ (31,102)      $   (34,725)      $    71,238       $    54,812
                                                      =========       ===========       ===========       ===========
Net income (loss) per limited partner unit:
       Basic                                          $   (0.59)      $     (0.70)      $      1.42       $      1.12
                                                      =========       ===========       ===========       ===========
       Diluted                                        $   (0.59)      $     (0.70)      $      1.42       $      1.12
                                                      =========       ===========       ===========       ===========

Average limited partner units outstanding:
       Basic                                             52,333            49,432            50,267            48,909
                                                      =========       ===========       ===========       ===========
       Diluted                                           52,333            49,432            50,337            48,932
                                                      =========       ===========       ===========       ===========

SUPPLEMENTAL INFORMATION:
       Retail gallons sold (millions) (c)                 174.9             161.3           1,074.9             987.5
       EBITDA (d)                                     $  10,531       $     3,213       $   234,364       $   209,649
       Distributable cash (d)                           (16,998)          (23,613)          124,212           101,079
       Capital expenditures:
           Maintenance capital expenditures               6,385             5,528            22,957            20,731
           Growth capital expenditures                    3,236             9,562            30,472            32,945


(a) Certain operating and administrative expenses associated with PPX(R) have been reclassified to cost of sales to conform to the current period presentation.

(b) Included in operating and administrative expenses during the three- and twelve-month periods ended September 30, 2003 are $734 and $3,756, respectively, of costs associated with the management realignment announced in June 2003.

(c) Retail gallons sold in the 2003 three- and twelve-month periods include certain bulk gallons previously considered wholesale gallons. Prior-period gallon amounts have been adjusted to conform to the current period classification.

      (continued)

                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                               REPORT OF EARNINGS
           (Thousands, except per unit and where otherwise indicated)
                                   (Unaudited)


      (continued)

(d) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership's operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

      Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership's existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership's ability to declare and pay the Minimum Quarterly Distribution pursuant to the terms of the Partnership Agreement. The Partnership's definition of distributable cash may be different from that used by other entities.

      The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

                                         Three Months Ended            Twelve Months Ended
                                            September 30,                 September 30,
                                      -----------------------       -------------------------
                                        2003           2002            2003            2002
                                      --------       --------       ---------       ---------
Net income (loss)                     $(31,416)      $(35,075)      $  71,958       $  55,366
Income tax expense                         991            192             586             340
Interest expense                        21,144         21,298          87,195          87,839
Depreciation                            18,597         16,018          70,423          61,993
Amortization                             1,215            780           4,202           4,111
                                      --------       --------       ---------       ---------
EBITDA                                  10,531          3,213         234,364         209,649
Interest expense                       (21,144)       (21,298)        (87,195)        (87,839)
Maintenance capital expenditures        (6,385)        (5,528)        (22,957)        (20,731)
                                      --------       --------       ---------       ---------
Distributable cash                    $(16,998)      $(23,613)      $ 124,212       $ 101,079
                                      ========       ========       =========       =========


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